Putnam Absolute Return 100 Fund October 31, 2016 annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		1,760
Class B		20
Class C		189
Class M		28

72DD2 (000s omitted)

Class R5 		0
Class R6		10
Class Y		1,839

73A1

Class A		0.158
Class B		0.130
Class C		0.082
Class M		0.152


73A2

Class R5		0.184
Class R6		0.184
Class Y		0.184

74U1 (000s omitted)

Class A		8,997
Class B		163
Class C		1,971
Class M		180

74U2 (000s omitted)

Class P		3,445
Class R		28
Class R6		52
Class Y		6,355

74V1

Class A		10.04
Class B		10.00
Class C		9.95
Class M		10.02

74V2

Class P		10.08
Class R		10.09
Class R6		10.10
Class Y		10.08

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.